Filed pursuant to Rule 433
Registration Statement No. 333-162195
Dated April 28, 2010

 Invesco
PowerShares                                                         powershares
                                                        Xchange Traded Notes(TM)

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DYY PowerShares DB Commodity Double Long ETN
DPU PowerShares DB Commodity Long ETN
DDP PowerShares DB Commodity Short ETN
DEE PowerShares DB Commodity Double Short ETN
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ETN and index data as of March 31, 2010
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Description
The PowerShares DB Commodity Double Long Exchange Traded Note (Symbol: DYY),
PowerShares DB Commodity Long Exchange Traded Note (Symbol: DPU), PowerShares
DB Commodity Short Exchange Traded Note (Symbol: DDP) and PowerShares DB
Commodity Double Short Exchange Traded Note (Symbol: DEE) (collectively, the
"PowerShares DB Commodity ETNs") are the first U.S. exchange-traded products that provide investors with a cost-effective and convenient way to take a long, short or leveraged view on the performance of a broad-based commodity index.

All of the PowerShares DB Commodity ETNs are based on a total return version of the Deutsche Bank Liquid Commodity Index(TM). The Long and Double Long ETNs are
based on the Optimum Yield(TM) version of the Index. The Short and Double Short
ETNs are based on the standard version of the Index. Each index is composed of wheat, corn, light sweet crude oil, heating oil, gold and aluminum futures contracts.
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PowerShares DB Commodity ETN and Index Data
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Ticker symbols
Commodity Double Long                      DYY
Commodity Long                             DPU
Commodity Short                            DDP
Commodity Double Short                     DEE
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Intraday indicative value symbols
Commodity Double Long                    DYYIV
Commodity Long                           DPUIV
Commodity Short                          DDPIV
Commodity Double Short                   DEEIV
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CUSIP symbols
Commodity Double Long                25154H475
Commodity Long                       25154H459
Commodity Short                      25154H467
Commodity Double Short               25154H483
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Details
ETN price at initial listing            $25.00
Inception date                         4/28/08
Maturity date                           4/1/38
Yearly investor fee                      0.75%
Listing exchange                     NYSE Arca
Standard DB Commodity Index symbol    DBLCMACL
OY(TM) DB Commodity Index symbol      DBLCOYER
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Issuer
Deutsche Bank AG, London Branch
Long-term Unsecured Obligations
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[GRAPHIC OMITTED]

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ETN Performance and Index History (%)(1)
                                1 Year     3 Year     5 Year     10 Year     ETN Inception
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ETN Performance
Commodity Double Long            39.05         --         --          --            -43.34
Commodity Long                   20.02         --         --          --            -20.47
Commodity Short                 -19.44         --         --          --             23.96
Commodity Double Short          -38.11         --         --          --             41.66
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Index History
Deutsche Bank Liquid Commodity Index -- Optimum Yield
  +2x Levered                    39.05     -10.03         --          --            -43.34
Deutsche Bank Liquid Commodity Index -- Optimum Yield
  +1x Levered                    20.02      -0.47         --          --            -20.47
Deutsche Bank Liquid Commodity Index
  -1x Levered                   -19.44      -1.54      -1.51          --             23.96
Deutsche Bank Liquid Commodity Index
  -2x Levered                   -38.11     -10.36      -9.65          --             41.66
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Comparative Indexes(2)
SandP 500                        49.77      -4.17       1.92          --             -6.37
Barclays Capital U.S. Aggregate   7.69       6.14       6.14          --              5.90
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Source: DB, Bloomberg
(1) Index history is for illustrative purposes only and does not represent actual PowerShares DB Commodity ETN performance. The inception date of the
Deutsche Bank Liquid Commodity Index (DBLCI) is Jan. 12, 2004. The inception date of the Index's Optimum Yield version is May 24, 2006. Index history is based on a combination of the monthly returns from the relevant commodity index plus the monthly returns from the DB 3-Month T-Bill Index (the "T-Bill Index"), resetting monthly as per the formula applied to the PowerShares DB Commodity
ETNs, less the investor fee. Index history for the Long and Double Long ETNs is based on the Deutsche Bank Liquid Commodity Index -- Optimum Yield(TM), and index history for the Short and Double Short Commodity ETNs is based on the standard version of the Deutsche Bank Liquid Commodity Index (collectively, the
"Commodity Indexes"). The Commodity Indexes are intended to reflect changes in the market value of certain commodity futures contracts based on crude oil, heating oil, corn, wheat, gold and aluminum. The T-Bill Index is intended to approximate the returns from investing in 3-month United States Treasury bills on a rolling basis.

Index history does not reflect any transaction costs or expenses. Indexes are unmanaged, and you cannot invest directly in an index. PAST PERFORMANCE DOES
NOT GUARANTEE FUTURE RESULTS. For current index and PowerShares DB Commodity
ETN performance, go to dbfunds.db.com/notes.

powersharesetns.com | dbfunds.db.com/notes 800 983 0903 | 877 369 4617

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DYY PowerShares DB Commodity Double Long ETN
DPU PowerShares DB Commodity Long ETN
DDP PowerShares DB Commodity Short ETN
DEE PowerShares DB Commodity Double Short ETN
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Index data as of March 31, 2010
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Volatility (%)(1,2)
                Index     Index     Index     Index
                  +2x       +1x       -1x       -2x
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1 Year          44.03   22.02      21.00   42.01
3 Year          53.55   26.80      27.66   55.42
5 Year             --      --    23.52   47.11
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Historical Correlation(1,2)
                Index   Index      Index   Index
                  +2x      +1x        -1x     -2x
----------------------------------------------------
3 Year
SandP 500       0.507   0.506           --      --
Barclays
   Capital U.S.
   Aggregate    0.147   0.147           --      --
5 Year
SandP 500          --      --    -0.457  -0.458
Barclays
   Capital U.S.
   Aggregate       --      --    -0.080  -0.079
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Annual Index Performance (%)(1)
                Index     Index     Index     Index
                  +2x       +1x       -1x       -2x
----------------------------------------------------
2004               --        --    -23.01    -43.51
2005               --        --    -12.77    -28.04
2006            26.64     16.05     -1.23     -8.55
2007            63.47     31.53    -24.82    -47.16
2008           -61.03    -31.45     43.59     81.90
2009            28.65     15.29    -13.54    -28.66
2010 YTD        -4.49     -1.77      0.07     -0.74
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What are the PowerShares DB Commodity ETNs?
The PowerShares DB Commodity ETNs are senior unsecured obligations issued by
Deutsche Bank AG, London Branch that are each linked to a total return version of a Deutsche Bank commodity index. The Long and Double Long ETNs are linked to the Deutsche Bank Liquid Commodity Index -- Optimum Yield(TM), and the Short and
Double Short ETNs are linked to the standard version of the Deutsche Bank
Liquid Commodity Index. Both indexes are designed to reflect the performance of certain commodity futures contracts on crude oil, heating oil, corn, wheat, gold and aluminum.

Investors can buy and sell the PowerShares DB Commodity ETNs at market price on the NYSE Arca exchange or receive a cash payment at the scheduled maturity or early redemption based on the performance of the index less investor fees.
Investors may redeem the PowerShares DB Commodity ETNs in blocks of no less than 200,000 securities and integral multiples of 50,000 securities thereafter, subject to the procedures described in the pricing supplement, which may include a fee of up to $0.03 per security.
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Benefits and Risks of PowerShares DB Commodity ETNs
ETNs are some of the more benefit-rich investment vehicles available in the marketplace today.

Benefits
[] Leveraged and short notes
[] Relatively low cost
[] Intraday access
[] Listed
[] Transparent
[] Tax treatment(3)

Risks
[] Non-principal  protected
[] Leveraged losses
[] Subject to an investor fee
[] Limitations on repurchase
[] Concentrated exposure
[] Credit risk of the issuer
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(2) The SandP 500([R]) Index is an unmanaged index used as a measurement of change in stock market conditions based on the performance of a specified group of common stocks. The Barclays Capital U.S. Aggregate Bond Index(TM) is
an unmanaged index considered representative of the U.S. investment-grade, fixed-rate bond market. Correlation indicates the degree to which two investments have historically moved in the same direction and magnitude. Volatility is the annualized standard deviation of index returns.
(3) Deutsche Bank AG, London Branch, Invesco PowerShares and their affiliates do not provide tax advice, and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax-related penalties and (ii) was written to support the promotion or marketing of the transactions or matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax adviser.

Long, Short, and Leveraged exposure to commodities has never been easier.(SM)

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents filed by Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting
powersharesetns.com | dbfunds. db.com/notes or EDGAR on the SEC website at
www.sec.gov. Alternatively, you may request a prospectus by calling 800 983
0903 | 877 369 4617, or you may request a copy from any dealer participating in this offering.

The PowerShares DB Commodity ETNs are not suitable for all investors and should be utilized only by sophisticated investors who understand leverage risk and the consequences of seeking monthly leveraged investment results, and who intend to actively monitor and manage their investments. Investing in the ETNs is not equivalent to a direct investment in the index or index components because the current principal amount (the amount you invested) is reset each month, resulting in the compounding of monthly returns. The principal amount is also subject to the investor fee, which can adversely affect returns. The amount you receive at maturity (or upon an earlier repurchase) will be contingent upon each monthly performance of the index during the term of the securities. There is no guarantee that you will receive at maturity, or upon an earlier repurchase, your initial investment back or any return on that investment. Significant adverse monthly performances for your securities may not be offset by any beneficial monthly performances.

The PowerShares DB Commodity ETNs are senior unsecured obligations of Deutsche
Bank AG, London Branch, and the amount due on the PowerShares DB Commodity ETNs is dependent on Deutsche Bank AG, London Branch's ability to pay. The
PowerShares DB Commodity ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the
PowerShares DB Commodity ETNs include limited portfolio diversification, uncertain principal repayment, trade price fluctuations, illiquidity and leveraged losses. Investing in the PowerShares DB Commodity ETNs is not
equivalent to a direct investment in the index or index components. The investor fee will reduce the amount of your return at maturity or upon redemption of your
PowerShares DB Commodity ETNs even if the value of the relevant index has increased. If at any time the redemption value of the PowerShares DB Commodity
ETNs is zero, your investment will expire worthless. The PowerShares DB
Commodity ETNs may be sold throughout the day on NYSE Arca through any brokerage account. There are restrictions on the minimum number of PowerShares DB
Commodity ETNs that you may redeem directly with Deutsche Bank AG, London
Branch, as specified in the applicable pricing supplement. Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of the PowerShares DB Commodity ETNs. Sales in the secondary market may result in losses.

The PowerShares DB Commodity ETNs are concentrated in commodity futures contracts. The market value of the PowerShares DB Commodity ETNs may be in[]
uenced by many unpredictable factors, including, among other things, volatile prices, changes in supply and demand relationships, changes in interest rates, and monetary and other governmental actions.
The PowerShares DB Commodity Double Long ETN and PowerShares DB Commodity
Double Short ETN are both leveraged investments. As such, they are likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

PowerShares([R]) is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC is an indirect, wholly owned subsidiary of Invesco Ltd.

An investor should consider the PowerShares DB Commodity ETNs' investment objectives, risks, charges and expenses carefully before investing.
An investment in the PowerShares DB Commodity ETNs involves risks, including possible loss of principal. For a description of the main risks, see "Risk
Factors" in the applicable pricing supplement.

Not FDIC Insured -- No Bank Guarantee -- May Lose Value

[C] 2010 Invesco PowerShares Capital Management LLC P-DBCOMM-ETN-PC-1 04/10
powersharesetns.com | dbfunds.db.com/notes 800 983 0903 | 877 369 4617